                                                                    EXHIBIT 23.3



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        We have issued our reports dated February 16, 1996, accompanying the combined financial statements and schedule of Midcontinent Television of South Dakota (a wholly-owned subsidiary of Midcontinent Media, Inc.) and the Investment in Community Television Service, Inc. (a fifty percent investee of Midcontinent Media, Inc.) contained in the Registration Statement and Prospectus of Young Broadcasting, Inc. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

GRANT THORNTON LLP


/s/ Grant Thornton LLP

Minneapolis, Minnesota
June 12, 1996